Exhibit 99.4

HNR Acquisition Corp Announces Completion of its Business Combination by Acquisition of Pogo Resources, LLC; HNRA begins Managing and Operating the Grayburg-Jackson Oil Field; HNRA’s Stock will Continue to Trade on the NYSE American Stock Exchange

HOUSTON, TX / ACCESSWIRE / November 15, 2023 / HNR Acquisition Corp (NYSE American:HNRA) (the “Company” or “HNRA”), which was a special purpose acquisition company, today announced the completion of its business combination with Pogo Resources, LLC and its subsidiaries.

About the Business Combination through Acquisition

HNRA has completed its business combination through acquisition of all of the equity interests in Pogo Resources LLC and its subsidiaries (“Pogo”) whose assets include interests in the Grayburg-Jackson oil field in the prolific Permian Basin in Eddy County, New Mexico.

The Grayburg-Jackson oil field is located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico. According to the United States Geological Survey, the Northwest Shelf contains the largest recoverable reserves among all the unconventional basins in the United States. Pogo’s holdings comprise 13,700 contiguous leasehold acres, 343 producing wells and 207 injection wells for a total of 550 wells. Current production is approximately 1,400 barrels of oil and oil equivalent per day. Management expects to increase daily production to nearly 4,000 barrels of oil and oil equivalent in the next three (3) years in accordance with a reserve report by William M. Cobb & Associates, Inc. a 3rd party engineering firm engaged by Pogo.

William M. Cobb Associates, Inc., a worldwide independent petroleum engineering firm founded in 1983, was retained in 2022 as an independent third party to estimate proven reserves and future income of the property. William M. Cobb & Associates, Inc. estimates proven reserves of $434 million. Pogo generated $35 million in revenues with solid cash flow and earnings in 2022.

The VP of Operations of HNRA has 40+ years of experience in similar water flood oil fields. HNRA also will retain all 12 field employees and supervisors. Field supervisors each have 10-15 years of extensive industry experience.

Joseph V. Salvucci, chairman of the board, said “Our management team worked extremely hard to find the right combination that met our business plan. Pogo Resources, LLC fit all of our criteria for revenues, earnings. The management team has many years of experience in the oil and gas business. We believe that there is a significant upside to grow the company and expand the revenues and profits”.

Dean Rojas, CEO, said, “In all the years I have worked in the petroleum industry, I have never seen such upside potential in one field as I see in the Grayburg-Jackson Field. Not only do I believe we will be increasing production by at least two and a half times to approximately 4,000 barrels a day in 36 months, but there is potential at deeper levels in the Field. Our research indicates that the stacked-play potential of the Northwest Shelf of the Permian Basin, combined with favorable drilling economics, supports our findings that by continuing to improve our leasehold position, well-spacing and completions, we will recover a greater portion of oil from the reserves. In addition, we have a superior management and operating team with many years of experience in the petroleum industry.”

Mitchell B. Trotter, CFO, said, “With free cash flow and growth, we expect to pay down debt and build a very strong balance sheet. With our philosophy in managing the Field, we will institute a hedging program to protect our profits while we grow and develop the Field.” He continued, “We intend to aggressively look to acquire working interests in substantial resources in the Permian Basin. We expect to expand the Grayburg-Jackson Field by focusing on acquisitions that complement our current footprint in the Permian Basin. By targeting working interests, contiguous acreage positions that have a history of predictability, and stable oil and gas production rates, we anticipate significant increases in revenues and profits.”

About HNR Acquisition Corp

Until today, HNRA was a blank check company (otherwise known as a special purpose acquisition company or SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. HNRA’s stock will continue to trade on the NYSE American Stock Exchange.

For more information on HNRA, the acquisition and the transaction, please visit the Company website: https://www.hnra-nyse.com/

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected, including the funding of the Trust Account to further extend the period for the Company to consummate an initial business combination, if needed. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President
PORTER, LEVAY & ROSE, INC.
mike@plrinvest.com

SOURCE: HNR Acquisition Corp.